Exhibit 4.28

RELEASE OF NOTE GUARANTEE

RELEASE OF NOTE GUARANTEE (this “Release”), dated as of February 18, 2011, entered into by and among Virgin Media Secured Finance PLC, a company incorporated in England and Wales (the “Issuer”); Telewest Communications Holdings Limited, a company incorporated in England and Wales (the “Released Guarantor”) and The Bank of New York Mellon as trustee under the Indenture referred to below (the “Trustee”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture (referred to below).

RECITALS

WHEREAS, the Issuer and the Note Guarantors (as defined in the Indenture referred to below) have heretofore executed and delivered to the Trustee an indenture dated as of January 19, 2010 (as amended and supplemented, the “Indenture”), providing for the issuance of $1,000,000,000 aggregate principal amount of 6.50% Senior Secured Notes due 2018 and £875,000,000 aggregate principal amount of 7.00% Senior Secured Notes due 2018 (collectively, the “Notes”);

WHEREAS, under the terms of the Indenture each of the Note Guarantors (which term includes the Released Guarantor) unconditionally guaranteed the obligations of the Issuer under the Indenture and the Notes on the terms and conditions set forth therein (each, a “Note Guarantee”);

WHEREAS, Section 11.08(b)(4)(B) of the Indenture provides that the Note Guarantee of a Subsidiary Guarantor (which term includes the Released Guarantor) shall be automatically and unconditionally released and discharged, and each Subsidiary Guarantor and its obligations under the Note Guarantee, the Indenture, the Collateral Documents and the Intercreditor Deeds will be released and discharged upon the release or discharge of such Subsidiary Guarantor from its applicable guarantee obligations under the Existing Credit Facility;

WHEREAS, the Released Guarantor has been released and discharged from the relevant guarantee obligations under the Existing Credit Facility pursuant to a Deed of Release (the “Credit Facility Release”), dated as of February 18, 2011 between, inter alia, the Security Trustee and the Released Guarantor, which is attached hereto as Exhibit A;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer and the Released Guarantors mutually covenant and agree, and the Trustee acknowledges as follows:

1.	Pursuant to Section 11.08(b)(4)(B) of the Indenture, upon the release of the Released Guarantor’s guarantee obligations under the Existing Credit Facility pursuant to the Credit Facility Release, the Note Guarantee of the Released Guarantor is released and discharged, and the Released Guarantor is released and discharged from its obligations under its Note Guarantee and the Indenture.

2.	The Trustee shall not be responsible or liable in any manner whatsoever for or in respect of, and makes no representation as to, the validity, adequacy or sufficiency of this Release or for or in respect of the recitals contained herein, all of which recitals are made solely by the Released Guarantor and the Issuer.

3.	THIS RELEASE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO CONFLICTS OF LAW PRINCIPLES TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.	The parties may sign any number of copies of this Release. Each signed copy shall be an original, but all of them together represent the same agreement.

(signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Release to be duly executed and attested, all as of the date first above written.

VIRGIN MEDIA SECURED FINANCE PLC

By:	/s/ ROBERT GALE
Name: Robert Gale
Title: Director

TELEWEST COMMUNICATIONS HOLDINGS LIMITED

By:	/s/ ROBERT GALE
Name: Robert Gale
Title: Director

THE BANK OF NEW YORK MELLON as Trustee

By:	/s/ PAUL CATTERMOLE
Name: Paul Cattermole
Title: Vice President

Annex A

Deed of Release

between

Deutsche Bank AG, London Branch

and

Virgin Media Investment Holdings Limited

and

Telewest Communications Holdings Limited

(as Released Obligor)

18 February 2011

99 City Road

London EC1Y 1AX

Tel: +44 20 7972 9600

Fax: +44 20 7972 9602

Execution Version

THIS DEED is dated 18 February 2011

BETWEEN

(1)	DEUTSCHE BANK AG, LONDON BRANCH in its capacity as security trustee under and for the purposes of the Security Documents referred to below (the “Security Trustee”);

(2)	VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED, a company incorporated in England and Wales with company number 03173552 whose registered office is at 160 Great Portland Street, London W1W 5QA (“VMIH”); and

(3)	TELEWEST COMMUNICATIONS HOLDINGS LIMITED, a company incorporated in England and Wales with company number 02982404 whose registered office is at 160 Great Portland Street, London W1W 5QA (the “Released Obligor”).

WHEREAS

(A)	Pursuant to a senior facilities agreement dated 16 March 2010 (as from time to time amended, varied, novated or supplemented) (the “Senior Facilities Agreement”), and made between, inter alia, Virgin Media Inc. as Ultimate Parent, Virgin Media Finance PLC as Parent, Virgin Media Investment Holdings Limited, Virgin Media Limited, Virgin Media Wholesale Limited, VMIH Sub Limited and Virgin Media SFA Finance Limited as Original Borrowers, BNP Paribas London Branch and Deutsche Bank AG, London Branch as Global Coordinators and Physical Bookrunners, BNP Paribas London Branch, Deutsche Bank AG, London Branch, Crèdit Agricole Corporate and Investment Bank, GE Corporate Finance Bank SAS, Goldman Sachs International, J.P. Morgan PLC, Lloyds TSB Corporate Markets, Merrill Lynch International, The Royal Bank of Scotland plc and UBS Limited as Bookrunners and Mandated Lead Arrangers, Deutsche Bank AG, London Branch as Facility Agent (the “Facility Agent”), Deutsche Bank AG, London Branch as Security Trustee, Deutsche Bank AG, London Branch as Original L/C Bank, and the financial and other institutions named in it as Lenders (each such term as defined therein), the Lenders made available certain loan facilities for the account of the Original Borrowers (each as defined therein).

(B)	Pursuant to the terms of a group intercreditor deed originally dated 3 March 2006 (as amended and restated on 13 June 2006, 10 July 2006, 15 May 2008, 30 October 2009 and 8 January 2010 and as from time to time further amended, varied, novated or supplemented) (the “Group Intercreditor Deed”) between, amongst others, Deutsche Bank AG, London Branch as Facility Agent and Security Trustee, the Original Senior Borrowers, the Original Senior Guarantors, the Senior Lenders, the Hedge Counterparties, the Intergroup Debtors and the Intergroup Creditors (each such term as defined therein), the parties thereto agreed to regulate their relationship as creditors on the terms set out therein.

(C)	Pursuant to the terms of the Group Intercreditor Deed, the Released Obligor and the Security Trustee have entered into the documents listed in Schedule 1 (the “Relevant Security”).

(D)

The Secured Obligations secured by the charges created in favour of the Security Trustee by the Relevant Security include amongst others: (i) all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any capacity whatsoever) of the obligors under the Senior Facilities Agreement; and (ii) all present and future obligations and liabilities of Virgin Media Secured Finance PLC (the “Issuer”) in respect of certain (A) U.S. Dollar denominated 6.50% senior secured notes due 2018 (the “Dollar Notes”); and (B) pound sterling denominated 7.00% senior secured notes due 2018 (the “Sterling Notes”

and, together with the Dollar Notes, the “Notes”) issued pursuant to the terms of an indenture dated 19 January 2010 (as from time to time amended, varied, novated or supplemented) (the “Notes Indenture”) between, amongst others, the Issuer, Virgin Media Inc., as parent, Virgin Media Finance plc, as VM Finance Co, Virgin Media Investment Holdings Limited (“VMIH”), the subsidiary guarantors party thereto, The Bank of New York Mellon as trustee (the “Notes Trustee”) and The Bank of New York Mellon (Luxembourg) S.A. as Luxembourg paying agent.

(E)	Pursuant to Section 11 (Guarantees) of the Notes Indenture, amongst others, the Released Obligor agreed to provide joint and several, irrevocable and unconditional guarantees to each holder of the Notes and the Notes Trustee in respect thereof (each such guarantee, a “Notes Guarantee”).

(F)	Pursuant to the terms of the Senior Facilities Agreement, the Security Trustee shall (and is authorised by the other Relevant Finance Parties to), at the request and cost of VMIH, execute such documents as may be required to release the Released Obligor from any guarantees, indemnities and/or Security Documents to which they are party and to release them from their other obligations under any Relevant Finance Documents, provided that VMIH has delivered a certificate to the Facility Agent in accordance with Clause 44.5(c) of the Senior Facilities Agreement (the “Certificate”) certifying that upon release of the Released Obligor from their obligations under the Senior Facilities Agreement, the 80% Security Test will continue to be satisfied.

(G)	The Certificate has been delivered to the Facility Agent by VMIH on or before the date hereof. Accordingly, the Security Trustee has agreed to release certain guarantees and security as specified below.

(H)	For the avoidance of doubt, the Notes Guarantees will, pursuant to the terms of Section 11.08 (Release of Guarantees) of the Notes Indenture, be automatically and unconditionally released and discharged upon the release of the guarantees and security granted pursuant to the Senior Facilities Agreement and/or the Debentures and/or the Confirmation Deed as described below.

NOW THIS DEED WITNESSETH as follows:

1.	DEFINITIONS

Unless the context otherwise requires or unless otherwise defined in this Deed, words and expressions defined in the Group Intercreditor Deed and (unless otherwise defined in the Group Intercreditor Deed) the Senior Facilities Agreement shall have the same meanings when used in this Deed (including the recitals);

“Charged Assets” means those assets, including where relevant present and future properties, revenues and rights of every description, of the Released Obligor which are the subject of security created pursuant to the Relevant Security to which such Released Obligor is a party.

2.	RELEASE AND DISCHARGE

2.1 With effect from the date hereof, the Security Trustee and the Facility Agent (as applicable) hereby irrevocably and unconditionally release and discharge the Released Obligor from their respective obligations under:

(a) the Senior Facilities Agreement, including, but not limited to, any guarantee and indemnity obligations under Clause 29 thereof; and

(b) any other Relevant Finance Document to which the Released Obligor is a party.

2.2 With effect from the date hereof, the Security Trustee hereby irrevocably and unconditionally:

(a) releases to the Released Obligor all of their respective rights, title and interests in and to the Charged Assets charged in favour of the Security Trustee pursuant to the terms of the Relevant Security, and releases all Encumbrances created or purported to be created by the Released Obligor pursuant to the Security Documents;

(b) reassigns to the Released Obligor all Charged Assets assigned by way of security under the Relevant Security; and

(c) discharges and releases the Released Obligor from their respective obligations to the Security Trustee under the Relevant Security in respect of such Charged Assets.

3.	NON-CRYSTALLISATION

The Security Trustee hereby certifies that:

(a) it is not aware of any event or matter which may have caused any floating charge created by the Relevant Security automatically to crystallise into a fixed charge;

(b) it is not aware of any matter which would entitle it to crystallise any floating charge created by the Relevant Security into a fixed charge; and

(c) it has not taken any steps to crystallise any floating charge created by the Relevant Security into a fixed charge.

4.	REPRESENTATIONS AND WARRANTIES

4.1 VMIH hereby represents and warrants to the Security Trustee that:

(i) the release and discharge of all of the obligations of the Released Obligor under the Senior Facilities Agreement (including any guarantee and indemnity obligations thereunder) and any other Relevant Finance Documents to which they are party pursuant to Clause 2 of this Deed; and

(ii) the release, reassignment and discharge of the security over the Charged Assets pursuant to Clause 2.2 of this Deed and the giving of a certificate of non-crystallisation in Clause 3 of this Deed, are each in accordance with paragraph (c) of Clause 44.5 of the Senior Facilities Agreement.

4.2 The Released Obligor represents and warrants to the Security Trustee that the release, reassignment and discharge of the security over the Released Obligor’s Charged Assets pursuant to Clause 2.2 of this Deed and the giving of the certificate of non-crystallisation in Clause 3 of this Deed is in accordance with paragraph (c) of Clause 44.5 of the Senior Facilities Agreement.

4.3 VMIH and the Released Obligor hereby represents and warrants to the Security Trustee that the releases, reassignments and discharges effected by Clause 2 of this Deed are permitted by the terms of the Notes Indenture.

5.	CONTINUING SECURITY

Nothing in this Deed shall prejudice or affect the Security of the Security Trustee under the Security Documents in respect of the remaining property and assets (for the avoidance of doubt, excluding the Charged Assets in respect of only the Released Obligor, released or reassigned in accordance with Clause 2 above) charged therein or the rights of the Security Trustee thereunder.

6.	FURTHER ASSURANCE

6.1 The Security Trustee and the Facility Agent agree, at the cost of the Released Obligor and upon the request of the Released Obligor to execute all such documents and do all such acts and things as the Released Obligor may at any time after the date of this Deed reasonably require to give effect to the provisions of this Deed.

6.2 Without limiting the generality of the foregoing, the Security Trustee, at the cost of VMIH or the Released Obligor, shall:

(i) return to the Released Obligor any stock transfer forms and share certificates in respect of the Released Obligor and any shares owned by the Released Obligor; and

(ii) return to the Released Obligor and VMIH (as applicable) all other documents that were delivered by any of them to the Security Trustee pursuant to the terms of the Security Documents and which the Released Obligor reasonably requests are returned.

7.	COSTS AND EXPENSES

The Released Obligor shall promptly on demand, and on full indemnity basis, pay to the Security Trustee and the Facility Agent all of the reasonable costs and expenses (including reasonable legal and out of pocket expenses and any VAT on such costs and expenses) which the Security Trustee and the Facility Agent incur in connection with the preparation, delivery, negotiation and execution of this Deed and any related documents.

8.	PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Deed nor of such provision under the laws of any other jurisdiction shall in any way be affected or impaired thereby.

9.	THIRD PARTY RIGHTS

A person who is not a party to this Deed has no right by reason of the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Deed.

10.	COUNTERPARTS

This Deed may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

11.	GOVERNING LAW

This Deed and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and each of VMIH and the Released Obligor irrevocably submits to the non-exclusive jurisdiction of the English courts.

IN WITNESS whereof the parties hereto have executed this Deed on the date stated at the beginning of this Deed.

THE SECURITY TRUSTEE

Executed as a deed on behalf of

DEUTSCHE BANK AG, LONDON BRANCH

By:

By:

VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED

Executed as a deed by VIRGIN MEDIA INVESTMENT HOLDINGS LIMITED acting by:

Director

in the presence of:

Omar Nasar 99 City Road, London, EC1Y 1AX

TELEWEST COMMUNICATIONS HOLDINGS LIMITED

Executed as a deed by TELEWEST COMMUNICATIONS HOLDINGS LIMITED acting by:

Director in the presence of:

Omar Nasar
99 City Road, London,
EC1Y 1AX

SCHEDULE 1

Relevant Security

SECURITY DOCUMENTS

1.	Composite Debenture dated 19 January 2010 between amongst others, the Released Obligor listed therein, and Deutsche Bank AG, London Branch as Security Trustee.

2.	Composite Debenture dated 29 June 2010 between amongst others, the Released Obligor listed therein, and Deutsche Bank AG, London Branch as Security Trustee.

3.	Confirmation Deed dated 15 April 2010 between amongst others, the Released Obligor and the Security Trustee.